Exhibit 99.9

CONFIDENTIAL: This communications toolkit is not for distribution. It is intended to help guide your conversations with your team.

Senior Leader Toolkit

Overview

Tomorrow we will announce a proposed all-cash transaction under which Talend would be acquired by Thoma Bravo, one of the world’s leading private equity firms focused on growing software and technology companies. Assuming the transaction is completed, Talend will become a privately-held company.

This announcement is the result of an intentional strategy to accelerate our business and benefit all stakeholders. In teaming with Thoma Bravo, we would become a privately-held company, which would give us far greater flexibility to focus on our strategic priorities and drive innovation. This is our opportunity to advance our vision as market disrupters and essential strategic solution providers to our customers and the broader data ecosystem. We are thrilled to be teaming with Thoma Bravo on this journey, a firm with an incredible 40-year successful track record of partnering with existing management teams and investing in product innovation and customer service, and driving long-term, sustainable growth.

Your Role and Guidelines

As leaders of Talend, you will play an important role in ensuring employees have consistent information about this announcement and what it means for them. Your teams will have questions, and we want to ensure you are equipped to address as many of them as possible. We will follow up shortly with materials designed to facilitate your discussions, including:

•	A copy of the press release that be issued tomorrow at 5:30 AM PT / 2:30 PM CET; and

•	An employee letter and employee FAQ that will be distributed to all employees concurrent with the announcement.

These materials and the information in them must remain STRICTLY CONFIDENTIAL until after the press release has been issued.

As you familiarize yourself with these communications materials, please keep in mind:

•	The attached documents and messages have been approved by legal counsel and will be filed with the U.S. Securities and Exchange Commission. Therefore, it is important you do not add to or alter in any way these materials or any other communications you may receive in the future regarding the transaction. It is equally important that you do not create other materials that discuss the transaction.

CONFIDENTIAL: This communications toolkit is not for distribution. It is intended to help guide your conversations with your team.

•	We are operating as usual – staying focused on our day-to-day responsibilities is essential. This announcement is just the first step toward completing the transaction. Until then, we remain an independent, publicly traded company. Please encourage your teams to stay focused on our business objectives and continuing to provide our customers and partners with the high level of support they have come to expect from us.

•	Be sensitive to employees’ needs and listen to their concerns. You are a leader at Talend, and your teams will continue look to you for information, reassurance, and guidance. How you talk about this transaction will influence how employees and other stakeholders respond. Stay confident, positive, and forward-looking, and encourage employees to do the same.

•	It’s important to speak with one voice. Except for certain company executives, no one should speak with media, analysts, or investors about this transaction on the Company’s behalf. Consistent with our policy, please direct all media inquiries to Alice Borda at aborda@talend.com and investor inquiries to Damaari Drumright at drumright@talend.com.

Answering Questions

You may receive questions for which you do not have an answer. If this happens, please do not speculate or offer your opinion. It’s always okay to acknowledge that we don’t yet have all of the answers. Please use this answer in those situations:

“That’s a great question. At this point, it’s early in the process, and we don’t yet have all of the answers. We are committed to keeping you informed and will update you as the process moves ahead.”

Next Steps

We will be hosting virtual town hall meetings today at 8:30 AM PT and 4:00 PM PT (accommodating employees in all time zones) to discuss this news in greater detail. Please encourage your teams to attend.

Talking Points for Use With Employees

What We Announced

•	We are embarking on an exciting new chapter and announced a proposed all-cash transaction under which Talend would be acquired by Thoma Bravo, one of the world’s leading private equity firms focused on growing software and technology companies.

CONFIDENTIAL: This communications toolkit is not for distribution. It is intended to help guide your conversations with your team.

•	This announcement is the result of an intentional strategy to accelerate our business and benefit all stakeholders, including customers, partners, shareholders, and, importantly, all of you.

•	In teaming with Thoma Bravo, we would become a privately-held company, which would give us far greater flexibility to focus on our strategic priorities and drive innovation.

•	This is our opportunity to advance our vision as market disrupters and essential strategic solution providers to our customers and the broader data ecosystem.

•	We are thrilled to be partnering with Thoma Bravo on this journey, a firm with an incredible 40-year successful track record of partnering with existing management teams of companies like ours, investing in product innovation and customer service, and driving long-term, sustainable growth.

Benefits of the Transaction

•	Thoma Bravo brings directly relevant and value-enhancing cloud and data experience and has successfully acquired companies like Dynatrace, SailPoint, Ellie Mae, Barracuda Networks, and Sophos, among many others.

•	They also have deep respect and appreciation for the talent of our team and our strong vision and culture.

•	Importantly, Thoma Bravo shares our conviction that Talend is poised for tremendous long-term growth, and they have an impressive track record supporting growth-oriented companies like ours successfully transition their business.

•	As a privately-held company with the backing and support of Thoma Bravo, we would:

o	Solidify our position as a data market leader, taking us to the next level in how we serve our customers and build upon the value we bring our partners;

o	Benefit from additional capital, resources and expertise to execute against our mission and leverage a large market opportunity to help all organizations become data-driven; and

o	Accelerate Talend’s growth and expand our capabilities in the cloud and deliver new innovations to drive intelligent data management and ensure corporate data health.

CONFIDENTIAL: This communications toolkit is not for distribution. It is intended to help guide your conversations with your team.

What This Means for Employees / Next Steps

•	As we move forward, please keep in mind that this announcement is just the first step.

•	There are still a number of conditions that must be satisfied before the transaction is complete, which we hope will occur in the second half of 2021, including the completion of appropriate works council consultations and receipt of certain regulatory approvals.

•	During this time, Talend remains an independent, publicly traded company, and most employees will see little or no change in their day-to-day responsibilities.

•	The most important thing you can do is remain focused on your roles and serving our customers and partners.

•	While many decisions have yet to be worked out between now and then, it is important to keep in mind that this project is about a change in ownership – not a change in strategy.

•	Looking ahead, we expect there would be additional career development and advancement opportunities for employees over time as part of a stronger organization.

Closing

•	The opportunity to take this next step in our evolution was made possible because Thoma Bravo recognizes our unique platform, strong customer relationships, and dedicated team.

•	I hope you share my enthusiasm about Talend’s bright prospects.

•	Thank you for your help to build Talend into the company it is today.

•	Let’s keep up the great work!

CONFIDENTIAL: This communications toolkit is not for distribution. It is intended to help guide your conversations with your team.

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Talend S.A. (“Talend”) by Tahoe Bidco (Cayman), LLC, an exempted company incorporated under the laws of the Cayman Islands (“Parent”), Parent will commence, or will cause to be filed, a tender offer for all of the outstanding shares, American Depositary Shares, and other outstanding equity interests of Talend. The tender offer has not commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of Talend. It is also not a substitute for the tender offer materials that Parent will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time that the tender offer is commenced, Parent will file tender offer materials on Schedule TO with the SEC, and Talend will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY TALEND’S SECURITY HOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Talend’s investors and security holders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to all of Talend’s investors and security holders by contacting Talend at ir@talend.com, or by visiting Talend’s website (www.talend.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Talend with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. TALEND’S investors and security holders ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY PARENT OR TALEND WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, PARENT AND TALEND.

Forward-Looking Statements

This document contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, the timing and benefits thereof, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Talend’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially and adversely from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer; the failure to obtain necessary regulatory or other approvals; the outcome of legal proceedings that may be instituted against Talend and/or others relating to the transaction; the possibility that competing offers will be made, risks associated with acquisitions, such as the risk that transaction may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; as well as those described in cautionary statements contained elsewhere herein and in Talend’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Talend’s most recent annual report on Form 10-K, and any subsequent reports on Form 10-Q or form 8-K filed with the SEC, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) to be filed by Parent, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Talend. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect Talend’s expectations as of the date of this report. The forward-looking statements included in this communication are made only as of the date hereof. Talend assumes no obligation and does not intend to update these forward-looking statements, except as required by law.